UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA

In re:

PEREGRINE INDUSTRIES, INC.,

Debtor.

Case No. 02-24188-BKC-PGH

Chapter 7

ORDER CONFIRMING SALE OF PUBLIC SHELL ENTITY TO PARK AVENUE GROUP, INC.

This matter having been considered upon the court's Order Granting Trustee's Motion to Approve Contract for Sale Free and Clear of Liens, Claims and Interests and to Approve Procedures for Sale of Public Shell Entity Including Break-Up Fee, entered on March 15, 2004, and having reviewed the Affidavit of Trustee's Counsel, Trustee, attesting to the fact that no competing bids were received, and finding that no hearing is necessary, and other good cause appearing, it is

ORDERED:

1. The sale of the shell entity to Park Avenue Group, Inc., previously approved in the March 15, 2004 order, is hereby confirmed.

2. The hearing scheduled for March ~~29~~, 2004 at 9:30 a.m. is canceled.

ORDERED in the Southern District of Florida on MAR 29 2004.

Certified to be a true and correct copy of the original.
Karen Eddy, Clerk
U.S. Bankruptcy Court
So. Dist. of Fla.
By [signature] Deputy Clerk
Date MAR 29 2004

U.S. BANKRUPTCY COURT SOUTHERN DISTRICT OF FLORIDA

PAUL G. HYMAN

Paul G. Hyman, Jr.
United States Bankruptcy Judge

Copies furnished to:
Patrick S. Scott
Sonya L. Salkin, Trustee
Merrill Yarborough, President, Peregrine Industries, Inc., debtor
Park Avenue Group, Inc.
U.S. Trustee's Office
all creditors

[Mr. Scott is directed to serve a copy of this order on the parties noted and to file a certificate of service with the court]

040324pOConfirmSaleShell